Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2004 FINAL QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, released unaudited financial results for the year 2004. The Company continued to experience growth during the year ended December 31, 2004. Comparing 2004 to 2003, total assets increased $21,417,000 or 7.0% to $325,721,000 while loans grew $33,532,000 or 15.3% with a total of $253,141,000 at year end. Deposits increased $8,335,000 or 3.2% to $270,542,000 over the period. Stockholders equity increased 8.7% during the year, with a balance of $29,696,000. Return on average stockholders’ equity was 13.72% and return on average assets was 1.26% for 2004.

Dimeco’s earnings for 2004 were $3,906,000, representing an increase of 1.3% over the $3,854,000 reported for the year 2003. Net interest income increased 7.3% during the year 2004 versus the year 2003 from $10,622,000 to $11,396,000. In addition, dividends declared in 2004 increased 8.0% over last year, returning $.94 per share to our stockholders.

Gary C. Beilman, President and Chief Executive Officer, stated, “I am happy to report that when compared to the same period last year, Dimeco has grown in every major balance sheet category. Loans, deposits, total assets, and stockholder’s equity have all increased handsomely. The Dime Bank opened our fifth community banking office in Dingmans Ferry during December. This new office is being accepted with much enthusiasm, and we anticipate that this facility will contribute greatly to our growth as we expand our presence in Pike County. Our thanks go out to our stockholders and our customers for their continued support.”

Dimeco, Inc. is the holding company of The Dime Bank, serving Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and Trust and Investment Services. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc./ January 20, 2005

Contact: Deb Unflat Petroski, Marketing Officer (570) 253-6511 ext 715

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(in thousands, except per share)
	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Interest Income
Interest and fees on loans	$3,736	$3,227	$13,847	$12,864
Investment securities	432	573	1,906	2,426
Other	36	10	55	31

Total interest income	4,204	3,810	15,808	15,321

Interest Expense
Deposits	1,075	1,031	4,001	4,385
Short-term borrowings	39	24	129	112
Other borrowed funds	106	15	282	202

Total interest expense	1,220	1,070	4,412	4,699

Net Interest Income	2,984	2,740	11,396	10,622

Provision for loan losses	—	281	1,126	960

Net Interest Income After Provision for Loan Losses	2,984	2,459	10,270	9,662

Noninterest Income	838	815	2,933	2,695

Noninterest Expense
Salaries and employee benefits	1,050	943	3,930	3,524
Other expense	950	900	3,595	3,279

Total noninterest expense	2,000	1,843	7,525	6,803

Income before income taxes	1,822	1,431	5,678	5,554
Income taxes	588	442	1,772	1,700

NET INCOME	$1,234	$989	$3,906	$3,854

Earnings per Share - basic	$0.80	$0.64	$2.54	$2.54

Earnings per Share - diluted	$0.78	$0.62	$2.46	$2.45

Average shares outstanding - basic	1,545,940	1,521,423	1,537,511	1,515,017
Average shares outstanding - diluted	1,587,911	1,592,154	1,585,556	1,574,595

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

December 31,	2004	2003
(in thousands)

Assets
Cash and due from banks	$4,139	$7,493
Interest-bearing deposits in other banks	15	947
Federal funds sold	978	1,770

Total cash and cash equivalents	5,132	10,210

Mortgage loans held for sale (market value of $112 and $662)	112	654
Investment securities available for sale	55,662	64,357
Investment securities held to maturity (market value of $216 and $228)	198	197

Loans (net of unearned income of $623 and $741)	253,141	219,609
Less allowance for loan losses	3,172	3,014

Net loans	249,969	216,595

Premises and equipment	5,580	4,179
Bank-owned life insurance	5,065	4,861
Accrued interest receivable	1,106	1,295
Other assets	2,897	1,956

TOTAL ASSETS	$325,721	$304,304

Liabilities
Deposits :
Noninterest-bearing	$30,380	$29,523
Interest-bearing	240,162	232,684

Total deposits	270,542	262,207

Short-term borrowings	12,033	11,800
Other borrowed funds	11,349	1,000
Accrued interest payable	609	678
Other liabilities	1,492	1,311

TOTAL LIABILITIES	296,025	276,996

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,548,994 and 1,526,134 shares issued	774	763
Capital surplus	4,377	3,973
Retained earnings	24,496	22,038
Accumulated other comprehensive income	49	534

TOTAL STOCKHOLDERS’ EQUITY	29,696	27,308

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$325,721	$304,304

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(amounts in thousands, except per share)
	2004		2003		% Increase (decrease)
Performance for the year ended December 31,
Interest income	$15,808		$15,321		3.2%
Interest expense	$4,412		$4,699		-6.1%
Net interest income	$11,396		$10,622		7.3%
Net income	$3,906		$3,854		1.3%

Shareholders’ Value (per share)
Net income - basic	$2.54		$2.54		0.0%
Net income - diluted	$2.46		$2.45		0.4%
Dividends	$0.94		$0.87		8.0%
Book value	$19.17		$17.89		7.2%
Market value	$35.05		$45.00		-22.1%
Market value/book value ratio	182.8%		251.5%		-27.3%
Price/earnings multiple	13.8	X	17.7	X	-22.0%
Dividend yield	2.68%		2.00%		34.0%

Financial Ratios
Return on average assets	1.26%		1.34%		-6.0%
Return on average equity	13.72%		14.79%		-7.2%
Shareholders’ equity/asset ratio	9.12%		8.97%		1.7%
Dividend payout ratio	37.01%		35.51%		4.2%
Nonperforming assets/total assets	0.17%		0.84%		-79.8%
Allowance for loan loss as a % of loans	1.25%		1.37%		-8.8%
Net charge-offs/average loans	0.41%		0.37%		10.8%
Allowance for loan loss/nonaccrual loans	1215.33%		127.46%		853.5%
Allowance for loan loss/non-performing loans	572.56%		118.67%		382.5%

Financial Position at December 31,
Assets	$325,721		$304,304		7.0%
Loans	$253,141		$219,609		15.3%
Deposits	$270,542		$262,207		3.2%
Stockholders’ equity	$29,696		$27,308		8.7%